Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-83124, 333-207413 and 333-237414 on Form S-8 of our report dated June 28, 2021, appearing in this Annual Report on Form 11-K of the Occidental Petroleum Corporation Savings Plan for the year ended December 31, 2020.

/s/ WEAVER AND TIDWELL, L.L.P.
Houston, Texas
June 28, 2021